Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Fourth Quarter and Full Year 2014 Financial Results

Columbia, MD. February 24, 2015. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter and fiscal year ended December 31, 2014.
Overview of Fourth Quarter 2014 Results:

•	Revenue of $125.2 million for fourth quarter of 2014 compared to $117.2 million for fourth quarter of 2013, and record revenue for full year 2014 surpassing $500 million

•	Gross profit of $23.9 million, or 19.1% of revenue, for the fourth quarter of 2014 compared to $21.6 million, or 18.5% of revenue, for the fourth quarter of 2013

•	Diluted earnings per share of $0.43 for fourth quarter of 2014 compared to $0.38 per share for fourth quarter of 2013

•	Cash flow from operations of $14.3 million for fourth quarter of 2014 compared to $6.0 million in 2013

The Company’s revenue increased $8.0 million or 6.8% during the fourth quarter of 2014 compared to the fourth quarter of 2013. The revenue growth is largely attributable to organic growth due to increased e-Learning content development and managed learning services under outsourcing contracts. Operating income was $11.6 million for the fourth quarter of 2014 compared to $12.1 million for the fourth quarter of 2013. Included in operating income is a net loss on the change in fair value of contingent consideration of $0.1 million in the fourth quarter of 2014 compared to a net gain of $1.2 million in the fourth quarter of 2013. Excluding the net gain (loss) on contingent consideration in both quarters, operating income increased 8.1% or $0.9 million during the fourth quarter of 2014. The improved operating income was a result of a $2.3 million or 10.7% increase in gross profit which was partially offset by a $1.4 million or 13.3% increase in SG&A expenses during the fourth quarter of 2014 primarily due to increased costs associated with the Company’s global expansion to support outsourcing contracts. Net income was $7.4 million, or $0.43 per diluted share, for the fourth quarter of 2014 compared to $7.4 million, or $0.38 per diluted share, for the fourth quarter of 2013.

The Company reported revenue of $501.9 million for the year ended December 31, 2014, representing a 14.9% increase over 2013 revenue of $436.7 million. Operating income increased $5.5 million or 14.4% in 2014 to $43.9 million for the year ended December 31, 2014. Net income was $27.1 million, or $1.43 per diluted share, for the year ended December 31, 2014 compared to $23.8 million, or $1.23 per diluted share, for the year ended December 31, 2013.

“I am proud to report that GP Strategies reached a milestone of over $500 million of annual revenue for the first time in its history and finished the 2014 year with 12% organic growth,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “The Company reported strong financial results for the fourth quarter despite a decline in alternative fuels revenues. In addition, the Company maintained its operating margins in 2014 while investing heavily in global expansion. These investments have enabled us to deliver comprehensive solutions to our customers on a global basis, which we believe differentiates GP Strategies in the training and performance improvement industry.”

Balance Sheet and Cash Flow Highlights
As of December 31, 2014, the Company had cash and cash equivalents of $14.5 million compared to $5.6 million as of December 31, 2013. Cash provided by operating activities was $31.0 million for the year ended December 31, 2014 compared to $16.3 million for the year ended December 31, 2013.

On October 3, 2014, the Company completed a modified “Dutch auction” tender offer in which it repurchased 2.1 million shares of its outstanding common stock for $61.7 million, excluding fees and expenses. To fund the share repurchase, the Company used borrowings under an amended credit agreement which included a $40 million term loan, payable over three years, and additional borrowings under its revolving credit facility. As of December 31, 2014, the Company had long-term debt outstanding of $37.8 million. In addition, there were $20.8 million of short-term borrowings outstanding and $43.3 million of available borrowings under a revolving credit facility as of December 31, 2014.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on February 24, 2015. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-750-5861 or 212-231-2911, using conference ID number 21762010. A telephone replay of the call will also be available beginning at 12:00 p.m. on February 24th, until 12:00 p.m. on March 10th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21762010. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2014	2013	2014	2013

Revenue	$125,200	$117,220	$501,867	$436,689
Cost of revenue	101,265	95,592	412,292	360,424
Gross profit	23,935	21,628	89,575	76,265
Selling, general and administrative expenses	12,194	10,764	47,108	39,589
Gain (loss) on change in fair value of contingent consideration, net	(121)	1,249	1,392	1,676
Operating income	11,620	12,113	43,859	38,352
Interest expense	434	110	833	366
Other income (expense)	(388)	176	(203)	502
Income before income tax expense	10,798	12,179	42,823	38,488
Income tax expense	3,374	4,738	15,725	14,732
Net income	$7,424	$7,441	$27,098	$23,756

Basic weighted average shares outstanding	17,166	19,144	18,641	19,103
Diluted weighted average shares outstanding	17,336	19,416	18,887	19,362
Per common share data:
Basic earnings per share	$0.43	$0.39	$1.45	$1.24
Diluted earnings per share	$0.43	$0.38	$1.43	$1.23

Other data:
EBITDA(1)	$13,513	$14,651	$53,414	$47,471

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2014	2013	2014	2013
Revenue by segment:
Learning Solutions	$65,596	$52,676	$241,344	$189,899
Professional & Technical Services	20,649	18,357	79,574	72,577
Sandy Training & Marketing	17,330	18,638	67,694	70,699
Performance Readiness Solutions	10,470	12,391	50,924	53,882
Energy Services	11,155	15,158	62,331	49,632
Total revenue	$125,200	$117,220	$501,867	$436,689

Gross profit by segment:
Learning Solutions	$11,807	$9,542	$36,605	$33,540
Professional & Technical Services	4,400	3,126	16,041	12,320
Sandy Training & Marketing	3,176	3,453	10,903	10,748
Performance Readiness Solutions	1,359	1,994	8,054	7,515
Energy Services	3,193	3,513	17,972	12,142
Total gross profit	$23,935	$21,628	$89,575	$76,265

Operating income by segment:
Learning Solutions	$5,365	$4,324	$12,721	$15,210
Professional & Technical Services	2,521	1,475	8,905	5,810
Sandy Training & Marketing	1,525	1875	4,729	4,672
Performance Readiness Solutions	111	886	3,064	2,688
Energy Services	2,219	2,304	13,048	8,296
Gain (loss) on change in fair value of contingent consideration, net	(121)	1,249	1,392	1,676
Total operating income	$11,620	$12,113	$43,859	$38,352

Supplemental Cash Flow Information:
Net cash provided by operating activities	$14,334	$6,004	$30,998	$16,253
Capital expenditures	(442)	(2,106)	(2,757)	(6,714)
Free cash flow	$13,892	$3,898	$28,241	$9,539

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarter ended		Year ended
	December 31,		December 31,

	2014	2013	2014	2013
Net income	$7,424	$7,441	$27,098	$23,756
Interest expense	434	110	833	366
Income tax expense (3)	3,374	4,738	15,725	14,732
Depreciation and amortization	2,281	2,362	9,758	8,617
EBITDA	$13,513	$14,651	$53,414	$47,471

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)
Income tax expense includes a $0.3 million benefit in the fourth quarter and $0.9 million benefit for the year ended December 31, 2014 resulting from a claim for a deduction under Internal Revenue Code Section 199 for the Domestic Production Deduction on the Company’s 2013 U.S. federal income tax return which was not taken in previous years, and similar claims it expects to make for tax years 2011 and 2012.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$14,541	$5,647
Accounts and other receivables	99,638	94,662
Costs and estimated earnings in excess of billings on uncompleted contracts	30,211	22,706
Prepaid expenses and other current assets	15,967	13,523
Total current assets	160,357	136,538
Property, plant and equipment, net	7,864	9,231
Goodwill and other intangibles, net	136,292	132,116
Other assets	939	2,271
Total assets	$305,452	$280,156

Current liabilities:
Short-term borrowings	$20,799	$407
Current portion of long-term debt	13,333	—
Accounts payable and accrued expenses	59,018	55,339
Billings in excess of costs and estimated earnings on uncompleted contracts	23,670	22,062
Total current liabilities	116,820	77,808
Long-term debt	24,444	—
Other noncurrent liabilities	12,463	9,321
Total liabilities	153,727	87,129
Total stockholders’ equity	151,725	193,027
Total liabilities and stockholders’ equity	$305,452	$280,156

© 2014 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925